Exhibit 10.1

LICENSE AGREEMENT

BETWEEN

RELMADA THERAPEUTICS, INC.

AND

DR. PAOLO MANFREDI AND DR. CHARLES E. INTURRISI

LICENSE AGREEMENT

This agreement (“Agreement”) is entered into as of January 16, 2018 (the “Effective Date”), by and between Dr. Charles E. Inturrisi, an individual, and Dr. Paolo Manfredi, an individual, jointly and severally (collectively, “Licensor”) and Relmada Therapeutics, Inc., a Nevada corporation (“Licensee”).

RECITALS

WHEREAS, Dr. Charles E. Inturrisi is an employee of Cornell University (“Cornell”) and in that capacity developed certain inventions regarding d-Methadone in the context of analgesic use (the “Cornell Invention”);

WHEREAS, Medeor, Inc. (“Medeor”), a corporation organized under the laws of Delaware, and Cornell have entered into an Amended and Restated License Agreement, dated April 17, 2012 and further amended on December 31, 2013, pursuant to which Cornell licensed all its rights, title, and interest in and to the Cornell Invention to Medeor (the “Cornell License Agreement”);

WHEREAS, pursuant to an Agreement and Plan of Merger dated December 31, 2013, Licensee was merged into Medeor and Licensee became a party to Cornell License Agreement as successor by merger to Medeor;

WHEREAS, pursuant to a letter dated August 17, 2012 from Cornell to Dr. Charles E. Inturrisi (the “Carve-Out Letter”), a copy of which is attached as Exhibit 1 hereto, Cornell relinquished and released to Dr. Charles E. Inturrisi any intellectual property rights that may arise from Dr. Charles E. Inturrisi’s right, title, and interest with respect to any of Dr. Charles E. Inturrisi’s work related to d-Methadone after that date, including the testing and research on its formulations, its use as a therapeutic, or its effects on patients and animals, including without limitation the subject matter of the Cornell License Agreement, provided that such work is not performed as part of Dr. Inturrisi’s employment responsibilities at Cornell and on such other terms and conditions as further provided in the Carve-Out Letter;

WHEREAS, Licensor jointly and collectively developed certain inventions regarding d-Methadone in the context of psychiatric use (the “Existing Invention”);

WHEREAS, on October 29, 2013, Licensor and Medeor entered into an Intellectual Property Assignment Agreement (“Original Assignment Agreement”) pursuant to which Licensor assigned and transferred all of Licensor’s right, title, and interest in the Existing Invention to Medeor, which was assigned to Licensee by merger;

WHEREAS, Licensor jointly and collectively developed certain further inventions regarding d-Methadone in the context of neurological and other uses (the “New Invention”);

WHEREAS, immediately prior to the execution of this Agreement, Licensor and Licensee entered into an Intellectual Property Assignment Agreement (the “New Assignment Agreement”), providing for the assignment and transfer of all of Licensee’s right, title, and interest in the Existing Invention and other rights granted to Licensee pursuant to the Original Assignment Agreement to Licensor;

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WHEREAS, subject to the terms and conditions of this Agreement, Licensor and Licensee desire to enter into this Agreement for Licensor to license the use of certain inventions relating to d-Methadone, including without limitation, the Existing Invention and the New Invention, to Licensee;

WHEREAS, Licensee acknowledges Licensor’s expertise relating to the development of d-Methadone; the critical role of Licensor in any development of d-Methadone and related products; and the importance of Licensor in any future development of d-Methadone and related inventions and products by Licensee;

WHEREAS, Licensor and Licensee acknowledge the expertise, role, and value of Sergio Traversa, Pharm.D. (“Mr. Traversa”), the Chief Executive Officer of Licensee, in the development of d-Methadone and related products and commercialization of the intellectual property that is the subject of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants set forth herein, including among other things, Licensee entering into the New Assignment Agreement, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee further agree as follows:

ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1	“Affiliate” shall mean any corporation or other entity in which Licensee owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock, membership units, or other voting rights, or in which Licensee is owned or controlled by, or is under common control with Licensee, directly or indirectly, by at least fifty percent (50%) of the outstanding stock, membership units, or other voting rights; but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an Affiliate includes any entity in which Licensee owns or controls, is under common control with, or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock, membership units, or voting rights permitted by local law.

1.2	“Bankruptcy Code” shall mean title 11 of the United States Code, as amended from time to time.

1.3	“Cause” shall mean: (a) Mr. Traversa’s conviction of (i) any felony or (ii) any crime involving fraud by Mr. Traversa that results in material harm to Licensee; or (b) Mr. Traversa’s unauthorized use or disclosure of any material confidential information of Licensee that results in material harm to Licensee, provided that evidence of any such material harm shall have been presented to Mr. Traversa in writing by Licensee’s Board of Directors (“Board”) within thirty (30) days of the Board becoming aware of the occurrence of such material harm, and provided further that Mr. Traversa shall have subsequently failed to remedy such breach within thirty (30) days of such notice.

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1.4	“Enabled Patents” shall mean any new Patents relating to d-Methadone in any way that Licensee’s use of the Technology enables Licensee, its Affiliates, and/or Sublicensees to develop, file, or have issued that do not relate to Future Inventions and are filed prior to the expiration or invalidation of the last to expire or be invalidated of the Patent Rights.

1.5	“Future Inventions” shall mean any invention, modification, idea, concept, information, material, discovery, design, development, improvement, processes, data, programs, improvements, artwork, formulae, other copyrightable works, and techniques process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever (including without limitation, all trade secrets, patent rights, copyrights, trademarks, and other intellectual property rights recognized by the laws of any jurisdiction or country) or any interest therein whether or not patentable or registrable under any copyright, trademark or similar statutes) that Licensor either alone or jointly with others makes, conceives, creates, discovers, invents, or reduces to practice in any way and that relates to d-Methadone in any way and in any and all contexts. For the avoidance of doubt, all contexts shall include, without limitation, the contexts of psychiatric use, neurological use, the Existing Invention, the New Invention, the Licensed IP, and/or the Related Licensed IP.
1.6	“Licensed Intangible Assets” shall mean all of Licensor’s right, title, and interest in and to the goodwill and all other intangible assets used exclusively in connection with any of the Licensed IP and/or the Related Licensed IP, including, without limitation, if and to the extent in existence, any and all trade secrets, inventions, designs, copyrights, non-registered trademarks, and other intellectual property, know-how, manufacturing methods, and processes.

1.7	“Licensed Inventions” shall mean the Existing Invention and the New Invention, collectively.

1.8	“Licensed IP” shall mean Licensor’s right, title, and interest in and to (a) the Licensed Inventions (including, without limitation, all existing work relating to the Licensed Inventions) and (b) any and all Future Inventions.

1.9	“Related Licensed IP” shall mean all of Licensor’s intellectual property related to the Licensed IP. For the avoidance of doubt, the Licensed IP and the Related Licensed IP collectively include, but are not limited to, Licensor’s right, title and interest in and to the Patent Rights, Technology, and Licensed Intangible Assets.

1.10	“Licensed Method” shall mean any method (a) that uses Technology; or (b) that is claimed in Patent Rights; or (c) the use of which would constitute, but for the license granted to Licensee under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within the Patent Rights.

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1.11	“Licensed Product” shall mean any service, composition, or product (a) that uses Technology; or (b) that is claimed in Patent Rights; or (c) that is produced or enabled by a Licensed Method; or (d) the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to Licensee under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within the Patent Rights.

1.12	“Net Sales” shall mean the total of the gross invoice prices of Licensed Products sold, leased, or transferred by or on behalf of Licensee, a Sublicensee, or any of their respective Affiliates, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Product in foreign countries); transportation charges; and credits to customers because of rejections or returns. For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensee of Licensed Products under this Agreement for (a) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by Licensee at the list price of Licensee in an arm’s-length transaction in the ordinary course of business, or (b) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate. In the event that Licensee, a Sublicensee, or an Affiliate of Licensee or Sublicensee receives non-cash consideration for any Licensed Products, or in the case of non-arm’s length transaction with a non-Affiliate third party, Net Sales shall be calculated based on the fair market value of such Licensed Product, assuming an arm’s length transaction made in the ordinary course of business.

1.13	“Patent” shall mean any and all patents, pending patents, patent applications (whether registered or unregistered) (and equivalents of any of the foregoing including certificates of invention, and any and all divisions, continuations, provisional applications, continuations-in-part, continued prosecution applications, requests for continued examinations, additions, renewals, extension, re-examinations, reissues, supplementary protection certificates, and all United States and foreign counterparts of any the foregoing.

1.14	“Patent Costs” shall mean all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship review and determination, preparation and prosecution of patent applications, re-examination, re-issue, interference, and opposition activities related to Patents in the Patent Rights.

1.15	“Patent Rights” shall mean all of Licensor’s right, title, and interest in and to the Patents set forth in Appendix A hereto (which may be updated from time to time to reflect new Patents including without limitation from Future Inventions) and any other Patent related to any of the Licensed IP and/or the Related Licensed IP, including its development manufacture, packaging, use, marketing, promotion, distribution, licensing, offer for sale, or importation. For the avoidance of doubt, the Patent Rights shall include any Patent relating to any of the Licensed IP and/or the Related Licensed IP licensed to Licensee herein, including, without limitation, Patents relating to any and all of Licensor’s right, title and interest in and to Future Inventions (including the development manufacture, packaging, use, marketing, promotion, distribution, licensing, offer for sale, or importation of any of the Licensed IP and/or the Related Licensed IP), filed, requested, and/or issued after the Effective Date regardless of whether Appendix A is updated to reflect such Patent.

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1.16	“Person” shall mean any natural person or any legal entity, including, without limitation, corporations, partnerships, associations, commissions, boards, agencies, and any other business or governmental entity or associations.

1.17	“Sublicense” shall mean an agreement into which Licensee enters with a third party that is not an Affiliate for the purpose of (a) granting certain rights; (b) granting an option to certain rights; or (c) forbearing the exercise of any rights, granted to Licensee under this Agreement after the Effective Date.

1.18	“Sublicensee” shall mean a third party that is not an Affiliate with whom Licensee enters into a Sublicense.

1.19	“Technology” shall mean all right, title, and interest of Licensor in and to the Technical Information related to any of the Licensed Products, Licensed Inventions, Licensed IP, and/or the Related Licensed IP, including any of their development, manufacture, packaging, use, marketing, promotion, distribution, licensing, offer for sale, or importation.

1.20	“Technical Information” shall mean any and all technical information and other technical subject matter (including, medical, toxicological, pharmacological, and clinical), trade secrets, know-how, ideas, concepts, discoveries, disclosure, claims, formulas, formulations, processes, methods, procedures, designs, compositions of matter, specifications, drawings, techniques, results, technologies, compounds, research, data, inventions, and discoveries, whether or not patentable.

ARTICLE 2. GRANTS/COLLABORATION

2.1 License.

(a)       Subject to Section 5.1 and to the limitations set forth in this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a perpetual (unless terminated pursuant to Article 7), worldwide, exclusive license, exclusive even as to Licensor, under the Licensed IP and Related Licensed IP to make and have made, to use and have used, to sell and have sold, to offer for sale and have offered for sale, and to import and have imported Licensed Products, to practice and have practiced Licensed Methods, and to otherwise use and have used the Licensed IP and Related Licensed IP (including, but not limited to, the Patent Rights and the Technology), in any and all ways and respects in any and all fields (the “License”). To the extent that aspects of the Technology not covered by Patent Rights may be used outside of the context of d-Methadone, Licensor reserves the right to use and to license or assign to third parties such aspects of the Technology outside of the context of d-Methadone.

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(b)       Licensee may extend the rights granted above to an Affiliate pursuant to a written agreement provided that (i) such agreement shall include, to the extent applicable, an obligation of the Affiliate to comply with all rights and obligations due to Licensor pursuant to this Agreement; (ii) such agreement shall contain a provision prohibiting the Affiliate from directly or indirectly licensing, sublicensing, further extending its rights to another Affiliate or otherwise granting its rights thereunder to any Affiliate and/or Sublicensee without first obtaining Licensor’s written consent, which shall not be unreasonably withheld or delayed and shall be limited to the terms relating to compliance of such Affiliate and/or Sublicensee with rights and obligations due to Licensor pursuant to this Agreement (it being understood that Licensor’s consent right shall not extend to specific business and financial terms of Licensee’s or its Affiliates’ extension of rights to an Affiliate and/or Sublicensee, and that Licensee and/or its Affiliates shall have the right in their sole discretion to consent to such business and financial terms); (iii) Licensee and/or its Affiliate shall provide Licensor with a copy of such agreement and any amendment thereto within thirty (30) days of such agreement or amendment; and (iv) Licensee and any such Affiliate shall be jointly and severally liable to Licensor for any material violation of an Affiliate’s aforementioned obligation to comply with rights and obligations due to Licensor pursuant to this Agreement. In the event that in a transaction with an Affiliate as contemplated in this Section 2.1(b), Licensee and/or an Affiliate directly or indirectly receive an equity investment from a third party that is in consideration or partial consideration for Licensee’s and/or Affiliate’s direct or indirect extension or grant of any rights under this Agreement, the Licensed IP, Related Licensed IP, and/or Enabled Patents, such transaction shall be treated as a Sublicense for purposes of Section 3.1(c) taking into account such consideration received and Licensor shall receive compensation in accordance therewith.

2.2 Sublicense.

(a)       The License granted in Section 2.1 includes the right of Licensee to grant Sublicenses to third parties other than Affiliates, provided and on the express condition that (i) such Sublicenses shall include, to the extent applicable, an obligation of Sublicensee to comply with all rights and obligations due to Licensor pursuant to this Agreement (Licensor to be an intended beneficiary of such Sublicense); (ii) such Sublicenses shall contain a provision prohibiting the Sublicensee from sublicensing its rights thereunder without first obtaining Licensor’s written consent, which shall not be unreasonably withheld or delayed and shall be limited to the terms relating to the compliance of the further Sublicensee with rights and obligations due to Licensor pursuant to this Agreement (it being understood that Licensor’s consent right shall not extend to specific business and financial terms of any Sublicense, and that that Licensee and/or its Sublicensees shall have the right in their sole discretion to consent to such business and financial terms); (iii) Licensee shall provide Licensor with a copy of each Sublicense issued and any amendment thereto within thirty (30) days of such Sublicense or amendment; and (iv) Licensee shall collect and guarantee payment of all payments due, directly or indirectly, to Licensor from Sublicensees and summarize and deliver all reports due, directly or indirectly, to Licensor from Sublicensees.

(b)       Sublicenses granted by Licensee shall survive termination of this Agreement under Section 7.1 and Licensor’s rights to the Licensed IP and Related Licensed IP shall be subject to any such Sublicenses if Licensor consents to the survival of such Sublicenses in writing before or after said Sublicenses are issued. In the absence of such written consent of Licensor, Sublicenses granted by Licensee shall survive termination of this Agreement under Section 7.1 and Licensor’s rights to the Licensed IP and Related Licensed IP shall be subject to any such Sublicenses, provided that the Sublicensee agrees in said Sublicenses that:

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(i) In the event of termination of this Agreement, the Sublicensee shall recognize Licensor as the beneficiary of the Licensee’s rights and obligations under the Sublicense and shall make all payments otherwise due to Licensee thereunder to Licensor; and

(ii)       The Sublicensee’s rights under the Sublicense will only survive termination of this Agreement if, within thirty (30) days after termination of this Agreement, the Sublicensee enters into a written license agreement with Licensor, replacing its Sublicense with Licensee, substituting Licensor for Licensee and otherwise on substantially the same terms and conditions as its Sublicense.

Licensor shall enter into a license agreement with a Sublicensee as set forth in Section 2.2(b)(ii) within the time period specified therein. Sublicenses granted by Licensee shall automatically terminate if Licensee terminates this Agreement pursuant to Section 7.2.

2.3 Collaboration.

(a)       Licensor and Licensee agree that they will, subject to their mutual availability, collaborate and cooperate in good faith in any further intellectual property development, including, but not limited to, filing of applications for patent protection, patent prosecution, seeking any other type of intellectual property registration or protection, and any decisions or proceedings relating thereto with respect to the Licensed Inventions and any and all Future Inventions (if any). Licensee shall share with Licensor all data and research in connection with d-Methadone that is in Licensee’s possession or control and Licensor shall keep such information confidential in accordance with the terms of Section 4.3 hereof. Licensor shall notify Licensee within a reasonable time after its invention or development of any Future Invention that is reasonably sufficient for the submission of a patent application to the United States Patent and Trademark Office.

(b)       To the extent that Licensee and/or any of its Affiliates or Sublicensees develops any new inventions or Patents relating to d-Methadone, Licensee (and/or any of its Affiliates or Sublicensees) shall do so in collaboration with Licensor (it being understood that Licensor agrees to collaborate with Licensee with respect to the same), and, as applicable, include Licensor as inventor, in which case, for the avoidance of doubt, any such inventions would constitute Future Inventions and any such Patents would constitute Patent Rights, respectively. For the avoidance of doubt, such inventions or Patents developed by Licensee (and/or its any of its Affiliates or Sublicensees) including Licensor as inventor shall be jointly owned by Licensee (and/or any of its Affiliates or Sublicensees) and Licensor, and Licensor’s interest in such inventions or Patents would be hereby licensed to Licensee as Future Inventions and Patent Rights respectively. If Licensee and/or any of its Affiliates or Sublicensees develops any Enabled Patent, Licensee shall notify Licensor of the same within thirty (30) days thereof. Licensee shall keep Licensor informed as to the status of any prosecution of such Enabled Patents, if any. For the avoidance of doubt, as between Licensor and Licensee (and/or any of its Affiliates or Sublicensees), Enabled Patents shall be owned by Licensee (and/or any of its Affiliates or Sublicensees) subject to Licensor’s rights set forth herein.

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(c)        Licensee covenants to use commercially reasonable efforts to prosecute and pursue development of the Licensed Inventions and Future Inventions, if any, and market Licensed Products, if any.

(d)       Licensor agrees to cooperate with Licensee such that Licensee may enjoy to the fullest extent the rights conveyed under this Agreement (including, without limitation, all rights relating to Future Inventions). Following the Effective Date, Licensor shall deliver to Licensee such further information and documents and shall execute and deliver to Licensee such further instruments and agreements as Licensee shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement, or to confer on Licensee the benefits of this Agreement. Licensee shall reimburse or pay Licensor for all actual and reasonable third party out-of-pocket expenses incurred by Licensor in the course of complying with this Section 2.3(d), within thirty (30) days of Licensor’s request.

(e)       The obligations of Licensor with respect to collaboration set forth in this Section 2.3 and with respect to the invention, discovery and/or development of any Future Inventions are applicable only to the extent that exercise and/or performance of them is not rendered impossible, unfeasible, or impracticable by the death, illness, disability, or incapacitation of Dr. Charles E. Inturrisi and/or Dr. Paolo Manfredi and the occurrence of any of the foregoing shall not in any way reduce, eliminate, terminate or affect the rights of Licensor and/or obligations of Licensee hereunder.

(f)       To the extent that the Licensed IP and/or Related Licensed IP includes or comes to include trademarks, Licensor and Licensee agree to negotiate in good faith an amendment to this Agreement with respect to quality control concerning any such marks, as applicable. Such quality control provisions shall meet the applicable legal standard in order to ensure that naked trademark licensing is avoided and Licensee shall be able to enjoy full use of any trademarks.

ARTICLE 3. CONSIDERATION

3.1 License Fees and Royalties.

(a)       In addition to consideration already delivered to Licensor pursuant to the Original Assignment Agreement, including 3,000 Warrants of Licensee issued by Licensee to Licensor and the New Assignment Agreement, in consideration for the License and other rights granted herein to Licensee, as well as other promises and agreements herein, Licensee shall pay Licensor within five (5) days following the Effective Date, a nonrefundable payment of One Hundred and Eighty Thousand Dollars (USD $180,000).

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(b)       In further consideration for the License and other rights granted herein to Licensee, as well as other promises and agreements herein, beginning the day that is three (3) months after the Effective Date and each three-month period thereafter, Licensee shall pay Licensor Forty Five Thousand Dollars (USD $45,000) on or before the expiration of each three-month period (for the avoidance of doubt, Licensee shall pay Licensor such Forty Five Thousand Dollar (USD $45,000) payment four times in each twelve (12) month period following the Effective Date) until the earliest to occur of the following events: (A) the first commercial sale of a Licensed Product anywhere in the world, (B) the expiration or invalidation of the last to expire or be invalidated of the Patents Rights anywhere in the world, or (C) the termination of this Agreement pursuant to Section 7.1 or 7.2 herein.

(c)       In further consideration for the License and other rights granted herein to Licensee, as well as the other promises and agreements herein, Licensee shall pay Licensor for as long as Licensee shall continue to receive any income from the Licensed IP, Related Licensed IP, and/or Enabled Patents, if any, subject to the following terms, conditions, and limitations:

(A)       for each country in which Patent Rights have issued and are in force, continuing until the expiration or invalidation of the last to expire or be invalidated of the Patent Rights in such country, including any adjustments and/or extensions of the term of any such Patent Rights, (1) (i) an earned royalty of two percent (2%) on Net Sales of Licensed Products derived from the Licensed IP, Related Licensed IP, and/or Enabled Patents that are not sold by a Sublicensee, and (ii) on each and every Sublicense earned royalty payment received by Licensee from its Sublicensees on sales of Licensed Products derived from the Licensed IP, Related Licensed IP, and/or Enabled Patents by a Sublicensee, the higher of (x) twenty percent (20%) of the royalties received by Licensee from the Licensed IP, Related Licensed IP, and/or Enabled Patents; or (y) two percent (2%) on Net Sales of Sublicensee derived from the Licensed IP, Related Licensed IP, and/or Enabled Patents; and (2) twenty percent (20%) of all consideration received by Licensee and/or its Affiliates for Sublicenses, including but not limited to, Sublicense fees, consideration in the form of investments in equity in Licensee, and non-monetary consideration derived from the Licensed IP, Related Licensed IP, and/or Enabled Patents received by Licensee from Sublicensees that are not earned royalties;

(B)       after the expiration or invalidation of the last to expire or be invalidated of the Patents Rights in a country or if no Patent Rights have issued or are in force in a country but Enabled Patents have issued and are in force in the country, continuing until the expiration or invalidation of the last to expire or be invalidated of the Enabled Patents in such country, (1) (i) an earned royalty of one-and-three-quarters percent (1.75%) on Net Sales of Licensed Products derived from the Licensed IP, Related Licensed IP, and/or Enabled Patents that are not sold by a Sublicensee, and (ii) on each and every Sublicense earned royalty payment received by Licensee from its Sublicensees on sales of Licensed Product derived from the Licensed IP, Related Licensed IP, and/or Enabled Patents by a Sublicensee, the higher of (x) seventeen-and-one-half percent (17.5%) of the royalties received by Licensee from the Licensed IP, Related Licensed IP, and/or Enabled Patents; or (y) one-and-three-quarters percent (1.75%) on Net Sales of Sublicensee derived from the Licensed IP, Related Licensed IP, and/or Enabled Patents; and (2) seventeen-and-one-half percent (17.5%) of all consideration received by Licensee and/or its Affiliates for Sublicenses, including but not limited to, Sublicense fees, consideration in the form of investments in equity in Licensee, and non-monetary consideration derived from the Licensed IP, Related Licensed IP, and/or Enabled Patents received by Licensee from Sublicensees that are not earned royalties; and

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 (C)       after the expiration or invalidation of the last to expire or be invalidated of the Patent Rights and Enabled Patents in a country or if no Patent Rights or Enabled Patents have issued or are in force in a country, (1) (i) an earned royalty of one-and-one-half percent (1.5%) on Net Sales of Licensed Products derived from the Licensed IP, Related Licensed IP, and/or Enabled Patents that are not sold by a Sublicensee, and (ii) on each and every Sublicense earned royalty payment received by Licensee from its Sublicensees on sales of Licensed Product derived from the Licensed IP, Related Licensed IP, and/or Enabled Patents by a Sublicensee, the higher of (x) fifteen percent (15%) of the royalties received by Licensee from the Licensed IP, Related Licensed IP, and/or Enabled Patents; or (y) one-and-one-half percent (1.5%) on Net Sales of Sublicensee derived from the Licensed IP, Related Licensed IP, and/or Enabled Patents; and (2) fifteen percent (15%) of all consideration received by Licensee and/or its Affiliates for Sublicenses, including but not limited to, Sublicense fees, consideration in the form of investments in equity in Licensee, and non-monetary consideration derived from the Licensed IP, Related Licensed IP, and/or Enabled Patents received by Licensee from Sublicensees that are not earned royalties.

(d)       Beginning the calendar year after cessation of payments under Section 3.1(b) pursuant to Section 3.1(b)(A) and continuing until the earlier to occur of the events specified in Section 3.1(b)(B) or 3.1(b)(C), if the total amounts paid by Licensee under Section 3.1(c) to Licensor in any such year cumulatively are less than USD $180,000, Licensee shall pay to Licensor on or before February 28 following the last quarter of such year the difference between USD $180,000 and the total amount paid by Licensee for such year under Section 3.1(c); provided, however, that for the year of commercial sales of the first Licensed Product, the amount payable under this Section 3.1(d) shall be prorated for the number of months remaining in that calendar year.

3.2. Payments.

(a)       Consideration in the form of royalties payable to Licensor pursuant to Section 3.1(c) hereunder (whether direct or indirect from a Sublicensee or an Affiliate) shall be paid by Licensee quarterly on or before March 31, June 30, September 30, and December 31 of each calendar year. Each such payment shall be for royalties under Section 3.1(c) accrued within Licensee’s most recently completed calendar quarter (which, for the avoidance of doubt, is the quarter preceding the one in which the payment is due). For the avoidance of doubt, royalties shall accrue when payments on which such royalties are due are received by Licensee.

(b)       Royalties earned on Net Sales occurring or under Sublicenses granted pursuant to this Agreement in any country outside the United States shall not be additionally reduced by Licensee for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by Licensee in fulfillment of Licensor’s tax liability in any particular country may be credited against earned royalties or fees due Licensor for that country provided that Licensee provides Licensor with a receipt evidencing such payment (which would be acceptable to the United States Internal Revenue Service). Licensee shall pay all bank charges resulting from the transfer of such royalty payments. Licensor may opt to receive the earned royalties or fees in the foreign currency of the country outside the United States and provide Licensee written notice thereof. If royalties in the foreign currency are to be paid in U.S. dollars, the amount owed will be calculated according to the currency exchange rate against U.S. dollars of the day the royalties are being paid.

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(c)       In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office in any country from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom in such country shall cease as of the date such final decision takes effect. For the avoidance of doubt, the aforementioned cessation of the obligation to pay royalties only applies with respect to the jurisdiction or jurisdictions in which such final decision was made or otherwise has force and effect. Licensee shall not, however, be relieved from paying any royalties that accrued before the date such final decision takes effect or are based on another patent or claim not involved in such final decision. For the avoidance of doubt, this Section 3.2(c) has no effect on the operation of Section 3.1(c)(B) and 3.1(c)(C), which are and remain applicable in a jurisdiction after the relevant patents have expired or are held invalid.

(d)       All consideration due Licensor under this Agreement shall be paid in United States dollars or, if requested by Licensor, in foreign currency if originating from a foreign country as provided in Section 3.2(b), and be divided equally between Dr. Charles Inturrisi and Dr. Paolo Manfredi. The portion of the consideration payable to Dr. Charles Inturrisi shall be paid by check or money transfer payable to him and the portion of the consideration payable to Dr. Paolo Manfredi shall be paid by check or money transfer payable to him and each sent to the addresses set forth in this Agreement.

3.3.            Transaction Costs. Licensee shall pay Licensor’s reasonable attorney fees for the preparation and negotiation of this Agreement.

3.4.            Patent Costs. Licensee shall reimburse Licensor (or pay for) all Patent Costs within thirty (30) days following the date an itemized invoice is sent from Licensor to Licensee.

3.5.            Late Payments. In the event royalty, reimbursement, and/or fee payments are not received by Licensor when due, Licensee shall pay to Licensor interest charges at a rate of ten percent (10%) per year. Such interest shall be calculated from the date payment was due until actually received by Licensor.

ARTICLE 4. REPORTS AND RECORDS

4.1 Reports.

(a) Copies of Agreements/Documentation. In addition to the disclosure of agreements with Affiliates pursuant to Section 2.1(b) and Sublicenses pursuant to Section 2.2(a), Licensee shall provide Licensor with copies of any agreements and any amendments thereto relating to the rights granted herein within thirty (30) days of such agreements or amendments.

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(b) Commercialization Reports. After the first commercial sale of a Licensed Product anywhere in the world, Licensee shall submit to Licensor quarterly reports on or before each February 28, May 31, August 31 and November 30 of each year. Each report shall cover Licensee’s (and each Affiliate’s and Sublicensee’s) most recently completed calendar quarter (which, for the avoidance of doubt, is the quarter preceding the one in which the report is due) and shall show:

(i) the gross sales and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars or foreign currency where applicable, payable with respect thereto;

(ii) the number of each type of Licensed Product sold;

(iii) Sublicense fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

(iv) the method used to calculate the royalties;

(v) the exchange rates used, if any; and

(vi) relevant business and corporate development efforts relating to the rights granted in this Agreement.

Licensee shall provide the above information using the form as shown in Appendix B and include information on the date of the first commercial sale of each additional Licensed Product or in each additional country. If no sales of Licensed Products have been made and no Sublicense revenue has been received by Licensee during any reporting period, Licensee shall so report.

4.2 Records and Audits.

(a) Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and Sublicense fees received under this Agreement. Such records shall be retained by Licensee and its Affiliates and Sublicensees for at least five (5) years following a given reporting period.

(b) Upon reasonable notice from Licensor to Licensee, Licensee shall make (and shall cause its Affiliates and/or Sublicensees to make) all records set forth in Section 4.2(a) available at Licensee’s offices during normal business hours for inspection at Licensor’s expense (except as otherwise provided in this Section 4.2(b)) by a an accountant selected by Licensor for the sole purpose of verifying reports and payments or other compliance issues. Such accountant shall keep any information learned during or related to the audit confidential as provided in Section 4.3 and shall not disclose to Licensor any information other than information relating to the accuracy of payments and disclosures made under this Agreement or other compliance issues. In the event that any such inspection shows an underreporting and underpayment in excess of five percent (5%) for any six-month (6-month) period, then Licensee shall pay the cost of the inspection and/or audit as well as any additional sum that would have been payable to Licensor had Licensee reported correctly, plus an interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to Licensor up to the date when such payment is actually made by Licensee. For underpayment not in excess of five percent (5%) for any six-month (6-month) period, Licensee shall pay the difference within thirty (30) days without interest charge or inspection/audit cost.

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4.3 Confidentiality. Licensor and/or its accountants conducting any audit or inspection shall keep any copies of Sublicenses, other agreements, amendments, financial statements, reports, data, research, information or other materials provided pursuant to Sections 2.1, 2.2, 2.3, 4.1, or 4.2 and any information learned during or related to an audit or inspection pursuant to Section 4.2 confidential, except if (a) such information is or becomes publicly known and available through no fault of Licensor and/or its accountants, (b) such information becomes known to Licensor and/or its accountants by a third party that has a lawful right to disclose the same, (c) Licensee consents to Licensor’s and/or its accountants’ disclosure of such information, (d) if such information is independently developed by Licensor and/or its accountants prior to acquiring such information from Licensee, and (e) if Licensor and/or its accountants are compelled by applicable law, a court, governmental authority, or regulatory authority to disclose such information.

ARTICLE 5. PATENT MATTERS

5.1 Patent Prosecution and Maintenance.

(a)       Provided that Licensee has reimbursed Licensor for Patent Costs in accordance with this Agreement, Licensor shall diligently file, prosecute, and maintain the United States and, if available, foreign, Patents in Patent Rights using counsel of Licensor’s choice. Licensor shall provide Licensee with copies of all relevant documentation relating to such prosecution, and Licensee shall keep this documentation confidential.

(b)       Licensor shall amend any patent application in the Patent Rights to include or file a new application relating to the Licensed Inventions or Future Inventions, if any, (which for the avoidance of doubt, would be part of the Patent Rights), containing, as appropriate, claims reasonably requested by Licensee to protect the products contemplated to be sold as Licensed Products by Licensee under this Agreement.

(c)        Licensee may elect to terminate its reimbursement obligations with respect to any Patent in the Patent Rights upon three (3) months’ written notice to Licensor. Licensor shall use reasonable efforts to curtail further Patent Costs for such Patent when such notice of termination is received from Licensee. Licensor, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said Patent. However, Licensee shall have no further license with respect thereto, Licensor shall be the sole owner all right, title, and interest in such Patent, and any rights thereto granted by Licensee to any Affiliate or Sublicensee of Licensee shall cease unless said Affiliate or Sublicensee agrees in writing to assume Licensee’s reimbursement obligations to Licensor with respect to such Patent prior to the expiration of the three (3) month period of Licensee’s notice. If Licensee does not cure any material non-payment of any portion of Patent Costs with respect to any Patent within sixty (60) days after receiving written notice of the non-payment from Licensor, said non-payment may be deemed by Licensor as an election by Licensee to terminate its reimbursement obligations with respect to such Patent and its license with respect thereto. Licensor is not obligated to, but may, file, prosecute, or maintain Patent Rights outside of countries where they exist or to file, prosecute, or maintain Patent Rights to which Licensee has terminated its license hereunder, with the exception that Licensor shall file, prosecute, and maintain Patent Rights in additional countries in which they do not already exist at the reasonable request of Licensee, at Licensee’s cost.

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(d)       With the exception of Future Inventions subject to Section 5.1(e), Licensor may file United States and, if available, foreign, Patents for Future Inventions. If Licensor files any such applications, it shall provide notice of the same to Licensee within thirty (30) days. At Licensee’s reasonable request, Licensor shall file such United States and, if available, foreign, Patents for Future Inventions. For the avoidance of doubt, all Patents for Future Inventions filed pursuant to this subsection shall be subject to the terms and conditions set forth in Sections 5.1(a)-(c).

(e)       Any Patents in Patent Rights developed by Licensee (and/or any of its Affiliates or Sublicensees) including Licensor as an inventor pursuant to Section 2.3(b) shall only be filed with the agreement of both Licensor and Licensee, such agreement not to be unreasonably withheld or delayed by Licensor or Licensee if said filing is requested by the other of Licensor or Licensee. If Licensor and Licensee come to such agreement, Licensor shall be responsible for the diligent filing, prosecution, and maintenance of such Patents in Patent Rights using counsel of Licensor’s choice and Licensee shall be responsible for all Patent Costs relating to such Patents in Patent Rights. Licensor and Licensee agree to cooperate with each other in any such patent prosecution and proceedings, including, but not limited to, deliver to each other such further information and documents and to execute and deliver to each other such further instruments and documents as Licensor or Licensee shall reasonably request for the purpose of furthering such patent prosecution efforts.

5.2       Patent Infringement.

(a)       In the event that Licensor or Licensee learns of infringement of potential commercial significance of any Patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). Except as provided in this Section 5.2, neither Licensor nor Licensee will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any Patent Rights without first obtaining consent of the other. Both Licensor and Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

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(b)       If infringing activity of potential commercial significance by the infringer has not been abated within thirty (30) days following the date the Infringement Notice takes effect (or earlier if Licensor is in agreement), Licensee may, upon written notice to Licensor and at its sole cost and expense, institute suit for patent infringement against the infringer. Licensor may voluntarily join such suit (at Licensee’s expense for costs and any reasonable legal fees of counsel selected by Licensor) but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensee’s suit or any judgment rendered in that suit. Licensee may not join Licensor in a suit initiated by Licensee without Licensor’s prior written consent. However, notwithstanding the foregoing, even if Licensor withholds such consent, if a court requires Licensee to join Licensor in a suit or states that it will dismiss Licensee’s suit unless Licensor is joined, Licensor agrees that Licensee may join Licensor in the suit upon five (5) days’ written notice to Licensor. If Licensor is so joined in the suit without its prior written consent pursuant to the preceding sentence or is involuntarily joined in the suit, Licensee shall pay any costs incurred by Licensor arising out of such suit, including but not limited to, any reasonable legal fees of counsel that Licensor selects and retains to represent it in the suit.

(c)       If, within sixty (60) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if Licensee has not brought suit against the infringer, Licensor may, upon written notice to Licensee, institute suit for patent infringement against the infringer. If Licensor institutes such suit, Licensee may not join such suit unless Licensor consents to the same and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensor’s suit or any judgment rendered in that suit.

(d)       Subject to Section 5.2(e), recoveries from actions brought pursuant to Section 5.2(b) or (c) shall belong to the party bringing suit. Legal actions brought jointly by Licensor and Licensee shall be at Licensee’s expense and all recoveries shall be shared equally by Licensor on one hand and Licensee on the other hand, after Licensee deducts and recuperates its expenses, including, without limitation, attorney fees, as evidenced by third party invoices.

(e)       Any agreement made by Licensee for purposes of settling litigation or other dispute shall comply with the requirements for Sublicenses in this Agreement.

(f)       Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties, in which case expenses shall be paid by Licensee).

(g)       Any litigation proceedings will be controlled by the party bringing the suit, except that Licensor may be represented by counsel of its choice in any suit brought by Licensee (and Licensor’s reasonable legal expenses shall be paid by Licensee).

5.3 Patent Marking. Licensee shall mark all Licensed Products made, used, or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws, if any.

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ARTICLE 6. GOVERNMENTAL MATTERS

6.1 Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so. Licensee shall notify Licensor if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2 Export Control Laws. Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

ARTICLE 7. TERMINATION

7.1 Termination by Licensor.

(a)       Except as expressly set forth herein, this Agreement, including the License and other rights granted herein, shall terminate and be of no further force or effect in the event that:

(i) Licensee (or any of its successors and assigns) fails to make any payment required by this Agreement (including payments pursuant to Article 3) in excess of $12,500, and does not cure said failure before all of the following have occurred: (A) Licensee receives a first written notice of said failure from Licensor, (B) Licensee receives a second written notice of said failure from Licensor, said second written notice given no sooner than sixty (60) days after the first written notice, (C) Licensee receives a written notice that this Agreement shall terminate in fifteen (15) days in the absence of cure, said written notice given no sooner than sixty (60) days after the second written notice, and (D) fifteen (15) days pass after Licensee receives said written notice of termination (without cure of said failure by Licensee);

(ii)       Any payment failure described in Section 7.1(a)(i) beyond the second such failure occurs (and is not cured promptly) within any twenty-four (24) month period, and Licensee does not cure such subsequent failure before all of the following have occurred: (A) Licensee receives a first written notice of said failure from Licensor, (B) Licensee receives a written notice that this Agreement shall terminate in sixty (60) days in the absence of cure, said written notice given no sooner than forty (40) days after the first written notice, and (C) sixty (60) days pass after Licensee receives said written notice of termination (without cure of said failure by Licensee);

(iii)       Licensee (for the avoidance of doubt, inclusive of any successors or assigns of Licensee) terminates Mr. Traversa’s employment for any reason other than for Cause prior to the later of the date five (5) years from the Effective Date or December 31, 2022;

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(iv)       Licensee (for the avoidance of doubt, inclusive of any successors or assigns of Licensee) prior to the later of the date five (5) years from the Effective Date or December 31, 2022: (A) removes Mr. Traversa from the position of Chief Executive Officer of Licensee without his written consent for any reason other than for Cause except in connection with or following any transaction of a type permitting Licensee to assign this Agreement to a third party without the consent of Licensor pursuant to Section 9.2(b); (B) changes Mr. Traversa’s job responsibilities such that he is no longer the executive responsible for decision-making relating to development and marketing of d-Methadone without his written consent, (C) decreases Mr. Traversa’s compensation without his written consent, or (D) assigns or sells its rights to the Licensed IP and/or Related Licensed IP to another Person pursuant to Section 9.2(b) without the written consent of Mr. Traversa;

(v)       Licensee or an Affiliate that is (or has been during any relevant bankruptcy look-back period) a party to an agreement pursuant to Section 2.1(b) hereof (or any if their respective successors and assigns) shall file or acquiesce to a petition in any court in any bankruptcy, reorganization, or insolvency proceedings, or any such petition shall be filed against Licensee or its successors and/or assigns, or a receiver or trustee shall be appointed for Licensee or its successors and/or assigns for all or any portion of its assets, and any such proceedings shall not be dismissed discontinued, or vacated within thirty (30) days;

(vi)       Licensee (or any of its successors and assigns) materially fails to perform or otherwise materially violates any provision of Sections 2.1(b), 2.2, 4.1, 4.2, or 9.2, and does not cure said failure or violation before all of the following have occurred: (A) Licensee receives a first written notice of said failure or violation from Licensor, (B) Licensee receives a second written notice of said failure or violation from Licensor, said second written notice given no sooner than sixty (60) days after the first written notice, (C) Licensee receives a written notice that this Agreement shall terminate in thirty (30) days in the absence of cure, said written notice given no sooner than sixty (60) days after the second written notice, and (D) thirty (30) days pass after Licensee receives said written notice of termination (without cure of said failure or violation by Licensee); or

(vii)       Licensee or any Affiliate files a claim including in any way the assertion that any portion of Licensor’s Patent Rights is invalid or unenforceable where the filing is by the Licensee, an Affiliate, a third party on behalf of the Licensee or an Affiliate, or a third party at the written urging of the Licensee or an Affiliate.

(b)       Except as expressly set forth herein, if Licensee (or any of its successors and assigns) materially fails to perform or materially violates any term of this Agreement other than those requiring a payment to be made covered by Section 7.1(a)(i) or those set forth in Section 7.1(a)(vi), Licensor may give Licensee written notice of the breach providing a thirty (30) day period to cure such breach. If Licensee fails to cure such breach within such thirty (30) day period, Licensor shall have the right to bring suit against Licensee seeking any remedies at law (including without limitation, monetary damages) or in equity (including without limitation, specific performance, injunctions, and in the case of a threatened breach of any covenant or obligation, injunctions to prevent such breaches or enforce specific performance). In the event that Licensor pursues remedies in equity in such action, Licensee hereby waives (i) any defense in any action for specific performance that a remedy at law would be adequate, and (ii) any requirement under any law that Licensor obtain, furnish, or post any security or bond or similar instrument in connection with such equitable remedy. For the avoidance of doubt, if Licensor prevails in such suit, Licensor shall be entitled to recover its reasonable legal costs and expenses (including without limitation, reasonable attorney fees and expenses) pursuant to Section 9.4. Likewise, if Licensor prevails in obtaining preliminary or interlocutory relief in such suit, Licensor shall be entitled to recover its reasonable legal costs and expenses (including without limitation, reasonable attorney fees and expenses) pursuant to Section 9.4, except that Licensor shall have the right to seek such reasonable legal costs and expenses at any time after prevailing with respect to said preliminary or interlocutory relief and need not wait until a final judgment to do so. This Agreement, including the License and other rights granted herein, shall terminate and be of no further force or effect in the event that Licensee fails to comply with any court decision awarding Licensor the aforementioned equitable and/or legal remedies (inclusive of any such court decision awarding preliminary or interlocutory relief) and/or pay an award of Licensor’s reasonable legal fees as required by this Section 7.1(b), within thirty (30) days of any such court decision or award and does not cure such a failure within thirty (30) days of receiving written notice of the failure from Licensor (it being understood that Licensee’s taking of any appeal of any such court decision does not constitute a failure to comply with said court decision). For the avoidance of doubt, nothing in this Section 7.1(b) limits the ability of Licensor or Licensee to otherwise bring a legal action or seek any remedy (including, without limitation, injunctive relief or specific performance) for breach of this Agreement.

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(c)       For the avoidance of doubt, Licensor may not terminate this Agreement except as expressly provided in this Section 7.1.

7.2 Termination by Licensee.

(a) Notwithstanding Section 2.3(c), Licensee shall have the right at any time and for any reason to terminate this Agreement upon ninety (90) days’ written notice to Licensor stating that Licensee will cease development of the Licensed Inventions or any other Licensed IP or Related Licensed IP, and marketing, sale, and export of Licensed Products.

(b) Any termination under Section 7.2(a) shall not relieve Licensee of any obligation or liability accrued under this Agreement prior to termination, or rescind any payment made to Licensor or action by Licensee prior to the time termination becomes effective. Termination shall not affect in any manner any rights of Licensor arising under this Agreement prior to termination.

7.3 Survival on Termination. The following Sections and Articles shall survive the termination of this Agreement:

(a)       Section 2.2(b) (Survival of Sublicenses), provided a Sublicensee complies with the terms thereof;

(b)       Article 4 (REPORTS AND RECORDS), for a period of one (1) year following termination of this Agreement;

(b)       Section 7.5 (Disposition of Licensed Products on Hand);

(c)       Section 8.2 (Indemnification);

(d)       Section 9.4 (Failure to Perform); and

(e)       Section 9.5 (Governing Laws).

7.4 Transfer of Data to Licensor. Upon termination of this Agreement pursuant to Section 7.1 or 7.2, any data relating to the Licensed Inventions, and Future Inventions, if any, that Licensee may have shall be deemed to be owned by Licensor and Licensee shall share with Licensor and transfer and assign to Licensor any and all right, title, and interest therein. Licensee shall execute and deliver to Licensor such further instruments and agreements as Licensor shall reasonably request to consummate or confirm such transfers and assignments.

7.5 Disposition of Licensed Products on Hand. Upon termination of this Agreement pursuant to Section 7.1 or 7.2, Licensee (and any Affiliates and Sublicensees) may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by Licensee, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

7.6 Grant Back to Licensor. Upon termination of this Agreement pursuant to Section 7.1 or 7.2, Licensee (and/or its Affiliates or Sublicensees) shall grant to Licensor a fully paid-up, irrevocable, non-exclusive license to the Enabled Patents, if any, with the right to grant sublicenses to third parties.

ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1 Limited Warranty.

(a)       Licensor warrants that it has the lawful right to grant this License. Licensor further warrants and represents that it has not entered and will not enter into any license, contract or understanding in conflict with the terms and provisions of this Agreement whether in part or in their entirety, including, without limitation, the exclusive rights and License to Licensee.

(b)       Licensor warrants and represents that it owns the New Invention and that no other Person, including, but not limited to, Cornell and entities related to Cornell, has an ownership right or interest therein. Licensor further warrants that at the time it entered into the Original Assignment Agreement, it owned the Existing Invention and that no other Person, including, but not limited to, Cornell and entities related to Cornell, had an ownership right or interest therein.

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(c)        Except as expressly provided in Sections 8.1(a) and (b) above, the license granted herein is provided “AS IS” and without WARRANTY OF MERCHANTIBILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. Licensor makes no representation or warranty that the Licensed Products, Licensed Methods, or the use of Patent Rights or Technology will not infringe any other patent or other proprietary rights.

       (d)       In no event shall Licensor be liable for any incidental, special or consequential damages resulting from exercise of the License granted herein or the use of the Licensed IP, Related Licensed IP, Licensed Product, Licensed Method, or Technology.

(e)       Nothing in this Agreement shall be construed as:

(i)       a warranty or representation by Licensor as to the validity or scope of any Patent Rights;

(ii)      a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(iii)     an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Section 5.2 hereof; or

(iv)     conferring by implication, estoppel, or otherwise any license or rights under any patents of Licensor other than Patent Rights as defined in this Agreement.

8.2 Indemnification.

(a) Licensee shall indemnify, hold harmless, and defend Licensor and their successors and assigns against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of this Agreement or any Sublicense. This indemnification shall include, but not be limited to, any product liability. Licensee shall (and shall cause its Affiliates and/or Sublicensees, as applicable, to) add each Licensor and their respective successors and assigns, as “additional insured” under any product liability policy of Licensee for the Licensed Inventions and Future Inventions (if any).

(b)       Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self-insurance as follows:

(i)       comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (A) each occurrence, five million dollars (US$5,000,000); (B) products/completed operations aggregate, ten million dollars (US$10,000,000); (C) personal and advertising injury, five million dollars (US$5,000,000); and (D) general aggregate (commercial form only), ten million dollars (US$10,000,000); and

(ii)       the coverage and limits referred to above shall not in any way limit the liability of Licensee.

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(c)       Licensee shall (and shall cause its Affiliates and/or Sublicensees, as applicable, to), within ninety (90) days of the Effective Date (or the execution date of any agreement with an Affiliate and/or a Sublicensee), furnish Licensor with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to Licensor of any modification; (ii) indicate that Licensor has been endorsed as an additionally insured party under the coverage referred to above; and (iii) include a provision that the coverage shall be primary.

(d)       Licensor shall notify Licensee in writing of any claim or suit brought against Licensor in respect of which Licensor intends to invoke the provisions of this Article. Licensee shall keep Licensor informed on a current basis of its defense of any claims under this Section 8.2.

ARTICLE 9. MISCELLANEOUS PROVISIONS

9.1       Correspondence. Any notice, invoice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a)       on the date of delivery if delivered in person;

(b)       one (1) day after delivery to the respective addresses given below, or to such other address as is designated by written notice given to the other party if sent via an overnight delivery service or express mail;

(c)       one (1) day after the successful transmission in pdf file format if sent by electronic mail using the Internet; or

(d)       five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to Licensee:

Relmada Therapeutics, Inc.
750 Third Avenue, 9th Floor
New York, NY 10016
Attention: Sergio Traversa, Pharm.D., Chief Executive Officer

TEL: (646) 667-3854
FAX: (888)-228-5672
EMAIL: st@relmada.com

And

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Thomas R. Slusarczyk, Esq.
The Matt Law Firm, PLLC
1701 Genesee Street
Utica, NY 13501

TEL: (315) 235-2299
FAX: (315) 624-7359
EMAIL: tslusarczyk@mattlawfirm.com

If sent to Licensor:

For all correspondence except payments -

Dr. Paolo Manfredi
11 Bleecker Street
New York, NY 10012

Tel: (646) 284-3119
EMAIL: paolomanfredi11@gmail.com

With copy to:
PMLRD LLC
11 Bleecker Street
New York, NY 10012

And

Dr. Charles Inturrisi
444 East 82 Street Apt 2 S
New York NY 10028

Tel: (860) 482-5117
EMAIL: ceintur@gmail.com

For all payments -

If sent by mail:
Payments for Dr. Paolo Manfredi shall be made to PMLRD LLC and sent to the address above.

Payments for Dr. Charles Inturrisi shall be made to him and sent to the address above.

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Licensee is responsible for all bank charges of wire transfer of funds for payments. Such bank charges shall not be deducted from total amount due to Licensor.

9.2       Assignability.

(a)       This Agreement, including without limitation the right to receive any payments under Article 3 hereof, may be freely assigned in whole or in part by Licensor (or either Dr. Charles Inturrisi or Dr. Paolo Manfredi) except that (i) Licensor may not assign or delegate its obligations with respect to licensing Future Inventions (if any) to Licensee pursuant to this Agreement and (ii) any assignment by Licensor of any rights and/or obligations under this Agreement shall have no effect on Licensor’s obligations or Licensee’s rights with respect to Future Inventions developed after such assignment. This Agreement is binding upon the successors and assigns of Licensor, other than with respect to obligations in connection with Future Inventions, which remain personal to Dr. Paolo Manfredi and Dr. Charles Inturrisi and subject to Section 2.3 (e ) hereof, including, without limitation, any assignee of Licensor with respect to any of its right, title, and interest in the Licensed IP and/or Related Licensed IP. For the avoidance of doubt, any assignment of any of Licensor’s right, title, or interest in the Licensed IP and/or Related Licensed IP shall be subject to the License and rights of Licensee set forth herein.

(b)       This Agreement is not assignable in any way by Licensee without the written consent of Licensor, except expressly as follows: Licensee may without prior written consent of Licensor, but with two (2) business days prior written notice thereof, assign this Agreement as a whole (but not in part) and the rights and obligations and interests granted herein to any bona fide third party purchaser of substantially all of Licensee’s assets or substantially all of Licensee’s equity, or to any successor entity resulting from any merger, reverse merger, or consolidation of Licensee with or into such entity; provided in each case, that the assignee and/or surviving entity agrees in writing to be bound by the terms of this Agreement for the benefit of Licensor. For the avoidance of doubt, assignment of this Agreement by Licensee pursuant to this Section 9.2(b) does not constitute extension of rights to an Affiliate under Section 2.1(b) or a Sublicense and, without limitation, is not subject to the requirements of Section 2.1(b) or Section 2.2 or the payment obligations with respect to Sublicenses set forth in Section 3.1(c).

(c)       This Agreement is a license of the type described by Section 365(c)(1) of the Bankruptcy Code.

(d)       Any assignment, agreement, or other transaction attempted or entered into in violation of this Section 9.2 shall be deemed null and void and have no legal effect.

9.3       No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

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9.4       Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorneys fees in addition to costs and necessary disbursements.

9.5        Governing Laws/Jurisdiction.

(a)       This Agreement shall be governed by, and construed in accordance with (A) the laws of the United States, in respect to trademark and patent issues, except that the scope and validity of any foreign Patent or trademark shall be governed by the applicable laws of the country of the Patent or trademark, and (B) in all other respects, including as to validity (except for patent and trademark issues), interpretation and effect, by the laws of the State of New York without giving effect to the conflict of laws rules thereof.

(b)       The parties hereby consent to the sole and exclusive jurisdiction of the courts of the state of New York, in the county of New York, or the United States Federal District Court for the Southern District of New York for purposes of any action or proceeding brought by either of them on or in connection with this Agreement on any alleged breach thereof and waive any right to assert any rights or defenses within any other jurisdiction or to require that litigation regarding this Agreement take place elsewhere. Notwithstanding the foregoing, either party may apply to any court of competent jurisdiction for injunctive relief or any other appropriate relief.

9.6       Force Majeure. Except for monetary obligations hereunder, a party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters, provided that the nonperforming part uses commercially reasonable efforts to avoid or remove such causes for non-performance. When such events have abated, the non-performing party's obligations herein shall resume.

9.7       Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.8       Entire Agreement. This Agreement sets forth the entire Agreement and understanding between the parties, and incorporates and merges therein all prior discussions, understandings and arrangements, expressed or implied, oral or written, between the parties, and neither party should be bound by any conditions, definitions, warranties or representations, with respect to the subject matter of this Agreement, other than as expressly provided in this Agreement, unless and other than expressly set forth in writing and executed by Licensor and Licensee (or their successors or assigns).

9.9       Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

9.10        Severability.

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(a)       The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. If any provision of this Agreement is held to be invalid or and/or unenforceable, Licensor and Licensee agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

(b)       In the event that this Agreement, or any part thereof, is held to be invalid and/or unenforceable with respect to the License granted to Licensee, if Licensee so elects in a writing delivered to Licensor, all right, title, and interest of Licensor in the Existing Invention and other rights granted pursuant to the Original Assignment Agreement assigned and transferred to Licensor pursuant to the New Assignment Agreement shall revert to Licensee, subject to the terms of the Original Assignment Agreement, with the exception that Section 3.1(C)(c) of this Agreement shall govern royalties after the expiration or invalidation of any applicable patents. Upon such reversion to Licensee, Licensor shall transfer and assign all such right, title, and interest back to Licensee. Licensor shall execute and deliver to Licensee such further instruments and agreements (including without limitation, patent and intellectual property assignment agreements) as Licensee shall reasonably request to consummate or confirm such transfers and assignments. The remainder of this Agreement that is not held invalid and/or unenforceable shall remain in full force and effect.

(signature page follows)

IN WITNESS WHEREOF, Licensor and Licensee caused this Agreement to be duly executed as of the Effective Date.

LICENSOR

Dr. Charles E. Inturrisi and Dr. Paolo Manfredi

By: /s/ Charles E. Inturrisi	By: /s/ Paolo Manfredi
Dr. Charles E. Inturrisi	Dr. Paolo Manfredi

LICENSEE

RELMADA THERAPEUTICS, INC.

By: /s/ Sergio Traversa
Sergio Traversa
Chief Executive Officer

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Appendix A - Patents and Patent Applications

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Appendix B - Commercialization Report

Company Name	Your Reference No
Reporting Period ( mm / dd / yyyy ) From _______ / _______ / _____________ Through _______ / _______ / ______________	EXPECTED or ACTUAL ( mm / dd / yyyy ) Date of first sale of Licensed Product(s) ________ / ________ / _____________
Please list all trade names for product(s) incorporating licensed rights whether or not you had sales during this reporting period.

Docket #	Country	Number of Units Sold	Gross Sales by Country	Net Sales by Country* ( A )	Royalty Rate* ( B )	Total Royalties by Country ( A * B )

* Please refer to the license agreement for:

•         applicable royalty rate, please provide as decimal;

•         how Net Sales should be calculated;

•         applicable share of sublicense fees;

•         application of minimum royalty rate

•         If sales were in a currency other than United States Dollars, please specify exchange rate used

Royalty Subtotal
Minimum Royalty Payment*
Total Royalty Owed
Total Sublicense Fees* (if applicable)
Total Payment

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Sublicense Activity (if applicable)
Number of sublicenses granted during the reporting period	Number of sublicenses terminated or expired during the reporting period
Granted Sub-Licensee Company Name(s) (please list below)	Terminated Sub-Licensee Company Name(s) (please list below)

Total Number of active sublicenses during reporting period

Other Licensed Products in the pipeline
Product Name	Developmental Stage
Product Name	Developmental Stage
Product Name	Developmental Stage
Product Name	Developmental Stage

Report Prepared & Approved By
Name ( Please Print )	Title	Email
Signature		Date ( mm / dd / yyyy ) _________ / _________ / ______________

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